Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-154173
Prospectus Supplement to Prospectus dated October 10, 2008.

GS Finance Corp. Medium-Term Notes, Series E fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. TERMS OF SALE

The following terms may apply to the notes that GS Finance Corp. may sell from time to time. The final terms of your notes will be included in the applicable pricing supplement. GS Finance Corp. will receive between 99.100% and 99.950% of the proceeds from the sale of the notes, after paying the agents’ commissions of between 0.050% and 0.900%, unless a different agents’ commission is specified in the applicable pricing supplement.

•	generally, stated maturity of 12 months or longer and, for indexed notes, stated maturity of six months or longer

•	fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

•	CD rate;

•	CMS rate;

•	CMT rate;

•	commercial paper rate;

•	EURIBOR;

•	federal funds rate;

•	LIBOR;

•	prime rate;

•	treasury rate; and/or

•	11th district cost of funds rate

•	amount of principal or interest may be determined by reference to one or more underlying indices, commodities, securities or other measures or instruments

•	may be book-entry form only

•	may be subject to redemption at the option of Goldman Sachs or repayment at the option of the holder

•	not amortized or subject to a sinking fund

•	interest on fixed rate notes paid monthly, quarterly, semi-annually or annually

•	interest on floating rate notes paid monthly, quarterly, semi-annually or annually

•	denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement

•	may be denominated in a currency other than U.S. dollars or in a composite currency

•	settlement in immediately available funds

•	fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

GS Finance Corp. does not plan to list the notes for trading on a securities exchange unless otherwise specified in the applicable pricing supplement.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or any pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

GS Finance Corp. may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any particular amount of the notes.

GS Finance Corp. may use this prospectus supplement in the initial sale of any notes. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus supplement in a market-making transaction in any notes after their initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated October 10, 2008.

USE OF PROCEEDS

We intend to lend the net proceeds from the sales of notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. expects to use the proceeds from such loans to provide additional funds for its operations and for other general corporate purposes, although it has not yet determined a specific use.

We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We have not received, and do not expect to receive, any proceeds from resales of the notes by Goldman, Sachs & Co. or any of our other affiliates in market-making transactions. We expect our affiliates to retain the proceeds of their market-making resales and not to pay the proceeds to us or The Goldman Sachs Group, Inc.

DESCRIPTION OF NOTES WE MAY OFFER

References to “we”, “our” and “us” refer only to GS Finance Corp. and not to The Goldman Sachs Group, Inc.; references to “The Goldman Sachs Group, Inc.” refer only to The Goldman Sachs Group, Inc. and not to its consolidated subsidiaries. Also, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Information About Our Medium-Term Notes, Series E Program

The notes are a separate series of our debt securities, which will be fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. We summarize various terms that apply generally to our debt securities, including the notes, in the accompanying prospectus under the caption “Description of Debt Securities We May Offer”. The following description of the notes supplements that description of the debt securities. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the general terms of the notes issued under our Medium-Term Notes, Series E program. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the notes.

This section summarizes the material terms that will apply generally to notes issued under our Medium-Term Notes, Series E program. The specific terms of your notes will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your notes. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your notes.

When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the notes you purchase. When we refer to the accompanying prospectus, we mean our and The Goldman Sachs Group, Inc.’s prospectus dated October 10, 2008. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

The Notes Will Be Issued Under the GSFC 2008 Indenture

The notes issued under our Medium-Term Notes, Series E program are governed by our Senior Debt Indenture, dated as of October 10, 2008 (which we refer to as the “GSFC 2008 indenture” in this prospectus supplement). The GSFC 2008 indenture is a contract among us, The Goldman Sachs Group, Inc. and The Bank of New York Mellon, which acts as trustee. The trustee has two main roles:

•	First, the trustee can enforce your rights against us or The Goldman Sachs Group, Inc. if we or The Goldman Sachs Group, Inc. default. There are limitations on the extent to which the trustee acts on your behalf, which we describe under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” in the accompanying prospectus; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

We May Issue Other Series of Debt Securities

The GSFC 2008 indenture permits us to issue, from time to time, different series of debt securities and, within each different series of debt securities, different debt securities. The Series E medium-term notes will be a single, distinct series of debt securities. We may, however, issue notes in such amounts, at such times and on such terms as we wish. The notes may differ from one another, and from other series, in their terms.

When we refer to the “notes”, the “Series E medium-term notes” or “these notes”, we mean the notes issued under our Medium-Term Notes, Series E program. When we refer to a “series” of debt securities, we mean a series, such as the notes, issued under the GSFC 2008 indenture.

Amounts That We May Issue

The GSFC 2008 indenture does not limit the aggregate amount of debt securities that we may issue. Nor does it limit the number of series or notes or the aggregate principal amount of any particular series or notes that we may issue. Also, if we issue notes having the same terms in a particular offering, we may “reopen” that offering at any later time and offer additional notes having the same CUSIP number, stated maturity, interest payment dates, if any, and other terms, except for the date of issuance and issue price.

We may issue Series E medium-term notes at any time, without your consent and without notifying you.

Our affiliates may use this prospectus supplement to resell notes in market-making transactions from time to time. We describe these transactions under “Supplemental Plan of Distribution” below.

The GSFC 2008 indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities from time to time. Also, we are not subject to financial or similar restrictions by the terms of the notes or the GSFC 2008 indenture, except as described under “Description of Debt Securities We May Offer — Restriction on Liens” in the accompanying prospectus.

How the Notes Rank Against Other Debt

The Series E medium-term notes will not be secured by any of our property or assets or property or assets of The Goldman Sachs Group, Inc. or its subsidiaries. Thus, by owning notes, you are one of our unsecured creditors.

The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.

The guarantees endorsed on the notes will not be subordinated to any other debt or guarantee obligations of The Goldman Sachs Group, Inc. This means that, in a bankruptcy or liquidation proceeding against The Goldman Sachs Group, Inc., the guarantees would rank equally in right of payment with all other unsecured and unsubordinated debt or guarantee of The Goldman Sachs Group, Inc. See “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus for a brief description of the guarantee by The Goldman Sachs Group, Inc.

An investment in the notes involves risks because The Goldman Sachs Group, Inc., the guarantor of the notes, is a holding company and because its principal U.S. subsidiary, Goldman, Sachs & Co., is a partnership in which The Goldman Sachs Group, Inc. is the sole limited partner. We summarize these risks under “Prospectus Summary — The Goldman Sachs Group, Inc. Is a Holding Company” in the accompanying prospectus.

This Section Is Only a Summary

The GSFC 2008 indenture and its associated documents, including your notes, contain the full legal text of the matters described in this section and your pricing supplement. The GSFC 2008 indenture and the notes are governed by New York law. A copy of the GSFC 2008 indenture has been previously filed with the SEC as part of the registration statement relating to the notes. See “Available Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our debt securities and the GSFC 2008 indenture under “Description of Debt Securities We May Offer” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarizes all the material terms of the GSFC 2008 indenture and your notes. They do not, however, describe every aspect of the GSFC 2008 indenture and your notes. For example, in this section entitled “Description of Notes We May Offer”, the accompanying prospectus and your pricing supplement, we use terms that have been given special meaning in the GSFC 2008 indenture, but we describe the meaning of only the more important of those terms in this prospectus supplement.

Features Common to All Notes

Currency of Notes

Amounts that become due and payable on the notes in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for the notes will be U.S. dollars, unless your pricing supplement specifies otherwise. Some notes may have different specified currencies for principal and interest. You will have to pay for the notes by delivering the requisite amount of the specified currency for the principal to Goldman, Sachs & Co. or another firm that we name in your pricing supplement, unless other arrangements have been made between you and us or you and Goldman, Sachs & Co. We will make payments on the notes in the specified currency, except as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”. Before you purchase any notes payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in your pricing supplement, you should read carefully the section entitled “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

Types of Notes

We may issue any of the three types of notes described below. Notes may have elements of each of the three types of notes described below. For example, notes may bear interest at a fixed rate for some periods and at a floating rate in others. Similarly, notes may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or floating rate.

•	Fixed Rate Notes. Notes of this type will bear interest at a fixed rate described in your pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount. See “— Original Issue Discount Notes” below for more information about original issue discount notes.

Fixed rate notes, except any zero coupon notes, will bear interest from their original issue date or from the most recent date to which interest on the notes has been paid or made available for payment. Interest will accrue on the principal of fixed rate notes at the fixed rate per annum stated in your pricing supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months (30/360 (ISDA) day count convention), unless your pricing supplement provides that we will compute interest on a different basis. We will pay interest on each interest payment date and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

•	Floating Rate Notes. Notes of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “— Interest Rates — Floating Rate Notes”. If your notes are floating rate notes, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

Floating rate notes will bear interest from their original issue date or from the most recent date to which interest on the notes has been paid or made available for payment. Interest will accrue on the principal of floating rate notes at a rate per annum determined according to the interest rate formula stated in your pricing supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

•	Indexed Notes. Notes of this type provide that the principal amount payable at their maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	one or more indices; and/or

•	one or more baskets of the items described above.

If you are a holder of indexed notes, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your notes depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

Unless otherwise specified in your pricing supplement, any indexed notes that we issue will be cash settled only.

If you purchase indexed notes, your pricing supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the notes may be settled. We have initially appointed Goldman, Sachs & Co. as our calculation agent for any indexed notes. The calculation agent may exercise significant discretion in calculating amounts payable with respect to the indexed notes. We may specify a different calculation agent in your pricing supplement. See “Considerations Relating to Indexed Securities” in the accompanying prospectus for more information about risks of investing in notes of this type.

Original Issue Discount Notes

Fixed rate notes, floating rate notes or indexed notes may be original issue discount notes. Notes of this type are issued at a price lower than their principal amount and may provide that, upon redemption or acceleration of their maturity, an amount less than their principal amount may be payable. Original issue discount notes may be zero-coupon notes. Notes issued at a discount to their principal may, for U.S. federal income tax purposes, be considered original issue discount notes, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Taxation — Taxation of Debt Securities —

United States Holders — Original Issue Discount” in the accompanying prospectus for a brief description of the U.S. federal income tax consequences of owning original issue discount notes.

Information in the Pricing Supplement

Your pricing supplement will describe one or more of the following terms of your notes:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the denomination of your notes;

•	the price at which we originally issue your notes, expressed as a percentage of the principal amount, and the original issue date;

•	whether your notes are fixed rate notes, floating rate notes or indexed notes;

•	if your notes are fixed rate notes, the annual rate at which your notes will bear interest, if any, and the interest payment dates, if different from those stated below under “— Interest Rates — Fixed Rate Notes”;

•	if your notes are floating rate notes, the interest rate basis, which may be one of the ten base rates described in “— Interest Rates — Floating Rate Notes” below or any other rate as specified in your pricing supplement; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; if the interest rate basis for your notes is the CMT rate, the designated CMT Reuters screen page; if the interest rate basis for your notes is the federal funds rate, whether the federal funds rate will be determined by reference to the federal funds (effective) rate or the federal funds open rate; the business day convention; and the interest reset, determination, calculation and payment dates, all of which we describe under “— Interest Rates — Floating Rate Notes” below;

•	if your notes are indexed notes, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any;

•	if your notes are original issue discount notes, the yield to maturity;

•	if applicable, the circumstances under which your notes may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s), all of which we describe under “Description of Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus;

•	the depositary for your notes, if other than DTC, and any circumstances under which the holder may request notes in non-global form, if we choose not to issue your notes in book-entry form only;

•	if we choose to issue your notes in bearer form, any special provisions relating to bearer notes that are not addressed in the accompanying prospectus;

•	any terms of guarantee of your notes by The Goldman Sachs Group, Inc. that are different from or in addition to the description under “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus; and

•	any other terms of your notes, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions.  If you purchase your notes in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Goldman, Sachs & Co. or another of our affiliates resells notes that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. See “Plan of Distribution” in the accompanying prospectus and “Supplemental Plan of Distribution” below.

Form, Denomination and Legal Ownership of Notes

Your notes will be issued in registered form, without interest coupons, in any authorized denominations. Unless otherwise specified in your pricing supplement, the authorized denominations will be $1,000 and integral multiples of $1,000 in excess thereof.

Your notes will be issued in book-entry form and represented by a global note or a master global note. You should read the section “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for information about this type of arrangement and your rights under this type of arrangement.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your notes, if they bear interest, as specified in your pricing supplement.

Fixed Rate Notes

Fixed rate notes, except zero coupon notes, will bear interest from their original issue date or from the most recent date to which interest on the notes has been paid or made available for payment. Interest will accrue on the principal of fixed rate notes at the fixed yearly rate stated in your pricing supplement, until the principal is paid or made available for payment. Unless otherwise specified in your pricing supplement, interest on fixed rate notes will be payable semi-annually each May 15 and November 15, which will be the interest payment dates for fixed rate notes, and at maturity. For fixed rate notes that bear interest, each payment of interest due on an interest payment date or the maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, to but excluding the interest payment date or the maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months (30/360 (ISDA) day count convention), unless your pricing supplement provides that we will compute interest on a different basis. For fixed rate notes that bear interest, we will pay accrued interest as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities”.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in bold, italicized type the first time they appear, and we define these terms in “—  Special Rate Calculation Terms” at the end of this subsection.

For floating rate notes, interest will accrue, and we will compute and pay accrued interest, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Types of Debt Securities — Floating Rate Debt Securities” and “—  Payment Mechanics for Debt Securities”. In addition, the following will apply to floating rate notes.

Base Rates.  We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

•	CD rate;

•	CMS rate;

•	CMT rate;

•	commercial paper rate;

•	EURIBOR;

•	federal funds rate;

•	LIBOR;

•	prime rate;

•	treasury rate; and/or

•	11th district cost of funds rate.

We describe each of these base rates in further detail below in this subsection. If you purchase floating rate notes, your pricing supplement will specify the type of base rate that applies to your notes.

Interest payable on floating rate notes for any particular interest period will be calculated as described below using an interest factor, expressed as a decimal, applicable to each day during the applicable interest period, unless otherwise specified in your pricing supplement. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We have initially appointed Goldman, Sachs & Co. as our calculation agent for any floating rate notes. We may specify a different calculation agent in your pricing supplement. The applicable pricing supplement for your floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of your floating rate note without your consent and without notifying you of the change. That institution may include any affiliate of ours, such as Goldman, Sachs & Co. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

For floating rate notes, the calculation agent will determine, on the corresponding calculation or interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period — i.e., the period from and including an interest payment date (or, with respect to the initial interest period, the original issue date) to but excluding the next succeeding interest payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will be determined in accordance with the day count convention specified in your pricing supplement, including the following:

•	If “1/1 (ISDA)” is specified, the factor will be equal to 1.

•	If “Actual/Actual (ISDA)” or “Act/Act (ISDA)” is specified, the factor will be equal to the number of days in the interest period divided by 365 (or, if any portion of that interest period falls in a leap year, the sum of (1) the number of days in that portion of the interest period falling in a leap year divided by 366 and (2) the number of days in that portion of the interest period falling in a non-leap year divided by 365).

•	If “Actual/Actual (ICMA)” is specified, the factor will be equal to the number of days in the interest period, including February 29 in a leap year, divided by 360 or, in the case of a floating rate note denominated in euro or pounds sterling, the number of days in the calendar year.

•	If “Actual/Actual (Bond)” is specified, the factor will be equal to the number of calendar days in the interest period, divided by the number of calendar days in the interest period multiplied by the number of interest periods in the calendar year.

•	If “Actual/Actual (Euro)” is specified, the factor will be equal to the number of calendar days in the interest period divided by 365 or, if the interest period includes February 29, 366.

•	If “Actual/365 (Fixed)”, “Act/365 (Fixed)”, “A/365 (Fixed)” or “A365F” is specified, the factor will be equal to the actual number of days in the interest period divided by 365.

•	If “Actual/360 (ISDA)”, “Act/360 (ISDA)” or “A/360 (ISDA)” is specified, the factor will be equal to the number of days in the interest period divided by 360.

•	If “Actual/360 (ICMA)” is specified, the factor will be equal to the number of calendar days in the period, including February 29 in a leap year, divided by 360 days.

•	If “30/360 (ISDA)”, “360/360 (ISDA)” or “Bond Basis (ISDA)” is specified, the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360×(Y2 −Y1)]+[30×(M2−M1)]+(D2−D1) 360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

•	If “30E/360”, “30E/360 (ISDA)” or “Eurobond Basis” is specified, the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360×(Y2 −Y1)]+[30×(M2−M1)]+(D2−D1) 360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless (i) such number would be 31, and (ii), if “30E/360 (ISDA)” is specified, that day is also the last day of February, in which case D2 will be 30.

Unless otherwise specified in your pricing supplement, CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, prime rate notes and 11th district cost of funds rate notes will be subject to the Actual/360 (ISDA) day count convention, and CMS rate notes, CMT rate notes and treasury rate notes will be subject to the Actual/Actual (ISDA) day count convention.

Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date with respect to such floating rate note.

All percentages resulting from any calculation relating to any note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to any note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

Initial Base Rate.  Unless otherwise specified in your pricing supplement, for floating rate notes, the initial base rate will be the applicable base rate in effect from and including the original issue date to but excluding the initial interest reset date. We will specify the initial base rate in your pricing supplement.

Spread or Spread Multiplier.  In some cases, the base rate for floating rate notes may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

•	by multiplying the base rate by a specified percentage, called the spread multiplier.

If you purchase floating rate notes, your pricing supplement will specify whether a spread or spread multiplier will apply to your notes and, if so, the amount of the applicable spread or spread multiplier.

Maximum and Minimum Rates.  The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate — i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate — i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase floating rate notes, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your notes and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25%, per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on floating rate notes.

Interest Reset Dates.  The rate of interest on floating rate notes will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually or annually (each, an “interest reset period”). The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in your pricing supplement, the interest reset date will be as follows:

•	for floating rate notes that reset daily, each business day;

•	for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

•	for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the next to last paragraph under “— Interest Determination Dates” below;

•	for floating rate notes that reset monthly, the third Wednesday of each month;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in your pricing supplement; and

•	for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in your pricing supplement.

For floating rate notes, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

Interest reset dates are subject to adjustment, as described below under “— Business Day Conventions”. The applicable business day convention for an interest reset date will be specified in your pricing supplement.

The base rate in effect from and including the original issue date to but excluding the first interest reset date will be the initial base rate. For floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

Interest Determination Dates.  The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date. Except as otherwise specified in your pricing supplement:

•	For all floating rate notes other than LIBOR notes, EURIBOR notes, treasury rate notes and 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the second business day before the interest reset date.

•	For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date. We refer to an interest determination date for LIBOR notes as a LIBOR interest determination date.

•	For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for EURIBOR notes as a EURIBOR interest determination date.

•	For treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills — i.e., direct obligations of the U.S. government — would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

•	For 11th district cost of funds rate notes, the interest determination date relating to a particular interest reset date will be the last working day, in the first calendar month before that interest reset date, on which the Federal Home Loan Bank of San Francisco publishes the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District for the second calendar month before that interest reset date. We refer to an interest determination date for 11th district cost of funds rate notes as an 11th district interest determination date.

Interest Calculation Dates.  As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless otherwise specified in your pricing supplement, the interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; or

•	the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates.  The interest payment dates for floating rate notes will depend on when the interest rate is reset and, unless we specify otherwise in your pricing supplement, will be as follows:

•	for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in your pricing supplement;

•	for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in your pricing supplement; or

•	for floating rate notes that reset annually, the third Wednesday of the month specified in your pricing supplement.

Regardless of these rules, if notes are originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date. We have defined the term “regular record date” under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

CD Rate Notes

If you purchase CD rate notes, your notes will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15(519) opposite the heading “CDs (secondary market)”. If the CD rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (secondary market)”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Notes

If you purchase CMS rate notes, your notes will bear interest at a base rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CMS rate will be the rate, on the relevant interest determination date, appearing on the Reuters screen ISDAFIX2 page under the heading “EURIBOR Basis-EUR” or “LIBOR Basis-EUR”, for the index maturity specified in your pricing supplement at 10:00 A.M., London time. If the CMS rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on Reuters ISDAFIX2 page under the appropriate heading for the specified index maturity at 10:00 A.M., London time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMS rate will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the London interbank market at approximately 10:00 A.M., London time, on the relevant interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating euro interest rate swap transaction with a term equal to the specified index maturity commencing on the relevant interest determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to EURIBOR (in the case of EURIBOR Basis-EUR) or LIBOR (in the case of LIBOR Basis-EUR) with a maturity of three months, as such rate may be determined in accordance with the provisions set forth above under “— EURIBOR Notes”. The calculation agent will select the five swap dealers in its sole discretion and will request the principal London office of each of those dealers to provide a quotation of its rate.

•	If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•	If fewer than three quotations are provided, the calculation agent will determine the CMS rate in its sole discretion.

CMT Rate Notes

If you purchase CMT rate notes, your notes will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The CMT rate will be the following rate as published in H.15(519) opposite the heading “Treasury constant maturities”, as the yield is displayed on the designated CMT Reuters screen page under the heading “. . . Treasury Constant Maturities . . .”, under the column for the designated CMT index maturity:

•	if the designated CMT Reuters screen page is the Reuters screen FRBCMT page, the rate for the relevant interest determination date; or

•	if the designated CMT Reuters screen page is the Reuters screen FEDCMT page, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•	If the applicable rate described above is not displayed on the relevant designated CMT Reuters screen page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above — i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable — as published in H.15(519).

•	If the applicable rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

—	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

—	is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters screen page and published in H.15(519).

•	If the rate described in the prior paragraph does not appear at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

•	If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation — or, if there is equality, one of the highest — and the lowest quotation — or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury notes with the shorter original term to maturity.

•	If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•	If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Commercial Paper Rate Notes

If you purchase commercial paper rate notes, your notes will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15(519) opposite the heading “Commercial Paper — Nonfinancial”. If the commercial paper rate cannot be determined as described above, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, opposite the heading “Commercial Paper — Nonfinancial”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the specified index maturity and is placed for an industrial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase EURIBOR notes, your notes will bear interest at a base rate equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate. In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

•	EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on the Reuters screen EURIBOR01 page as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•	If the rate described above does not so appear on the Reuters screen EURIBOR01 page, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes

If you purchase federal funds rate notes, your notes will bear interest at a base rate equal to the federal funds (effective) rate or the federal funds open rate, as specified in your pricing supplement, and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

If federal funds (effective) is the base rate indicated in your pricing supplement, the federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15(519) opposite the heading “Federal funds (effective)”, as that rate is displayed on the Reuters screen FEDFUNDS1 page under the heading “EFFECT”. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above is not displayed on the Reuters screen FEDFUNDS1 page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, for the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, opposite the heading “Federal funds (effective)”.

•	If the rate described above is not displayed on the Reuters screen FEDFUNDS1 page and does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

If federal funds open is the base rate indicated in your pricing supplement, the federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date under the heading “Federal Funds” and opposite the caption “Open”, as that rate is displayed on Reuters screen page 5. If the federal funds open rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above is not displayed on Reuters screen page 5 at 5:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds open rate for the relevant interest determination date, will be the rate for that day displayed on the FFPREBON Index page on Bloomberg (which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg).

•	If the rate described above is not displayed on Reuters screen page 5 and does not appear on the FFPREBON Index on Bloomberg at 5:00 P.M., New York City time, on the relevant interest determination date, unless the calculation is made earlier and the rate is available from that source at that time, the federal funds open rate will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds, arranged before 9:00 A.M., New York City time, on the relevant interest determination date, quoted by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds open rate in effect for the new interest period will be the federal funds open rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Notes

If you purchase LIBOR notes, your notes will bear interest at a base rate equal to LIBOR, which will be the London interbank offered rate for the index maturity specified in your pricing supplement and for deposits in U.S. dollars or any other index currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

•	LIBOR will be the offered rate appearing on the Reuters screen LIBOR page as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the specified index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the index currency and the index maturity that apply to your LIBOR notes.

•	If the rate described above does not so appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the index currency, on that LIBOR interest determination date, by three major banks in that principal financial center selected by the calculation agent: loans of the index currency having the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.

•	If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Prime Rate Notes

If you purchase prime rate notes, your notes will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The prime rate will be the rate, for the relevant interest determination date, published in H.15(519) opposite the heading “Bank prime loan”. If the prime rate cannot be determined as described above, the following procedures will apply.

•	If the rate described above does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, opposite the heading “Bank prime loan”.

•	If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen USPRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•	If fewer than four of these rates appear on the Reuters screen USPRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•	If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Notes

If you purchase treasury rate notes, your notes will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of U.S. government treasury bills having the index maturity specified in your pricing supplement, as that rate appears on the Reuters screen USAUCTION10 page or USAUCTION11 page under the heading “INVEST RATE”. If the treasury rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as announced by the U.S. Department of the Treasury.

•	If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having the specified index maturity, as published in H.15(519) under the heading “U.S. government securities/Treasury bills (secondary market)”.

•	If the rate described in the prior paragraph does not appear in H.15(519) at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. government securities/Treasury bills (secondary market)”.

•	If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

•	If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

11th District Cost of Funds Rate Notes

If you purchase 11th district cost of funds rate notes, your notes will bear interest at a base rate equal to the 11th district cost of funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

The 11th district cost of funds rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately before the relevant 11th district interest determination date, as displayed on the Reuters screen COFI/ARMS page opposite the heading “11TH Dist COFI:” as of 11:00 A.M., San Francisco time, on that date. If the 11th district cost of funds rate cannot be determined in this manner, the following procedures will apply.

•	If the rate described above does not appear on the Reuters screen COFI/ARMS page on the relevant 11th district interest determination date, then the 11th district cost of funds rate for that date will be the monthly weighted average cost of funds paid by institutions that are members of the Eleventh Federal Home Loan Bank District for the calendar month immediately before the relevant 11th district interest determination date, as most recently announced by the Federal Home Loan Bank of San Francisco as that cost of funds.

•	If the Federal Home Loan Bank of San Francisco fails to announce the cost of funds described in the prior paragraph on or before the relevant 11th district interest determination date, the 11th district cost of funds rate in effect for the new interest period will be the 11th district cost of funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Business Day Conventions

As specified in your pricing supplement, one of the following business day conventions may apply to any note with regard to any relevant date other than one that falls on the maturity:

•	“Following business day convention” means, for any interest payment date, other than the maturity, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day.

•	“Modified following business day convention” means, for any interest payment date, other than the maturity, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day, except that, if the next business day falls in the next calendar month, then such date will be advanced to the immediately preceding day that is a business day.

•	“Following unadjusted business day convention” means, for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed.

•	“Modified following unadjusted business day convention” means, for any interest payment date, other than the maturity, that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed, and provided further that, if such day would fall in the next succeeding calendar month, the date of payment with respect to such interest payment date will be advanced to the business day immediately preceding such interest payment date.

In all cases, if the stated maturity or any earlier redemption date or repayment date with respect to any note falls on a day that is not a business day, any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such stated maturity, redemption date or repayment date, as the case may be.

Business Days

One or more of the following business day definitions may apply to any note, as specified in your pricing supplement:

“Euro business day” means each Monday, Tuesday, Wednesday, Thursday and Friday on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

“London business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and, in the case of any note for which LIBOR is an interest rate basis, is also a day on which dealings in the applicable index currency are transacted in the London interbank market.

“New York business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Additional business days not defined above may apply to any note and will be described in your pricing supplement.

Special Rate Calculation Terms

In this subsection entitled “— Interest Rates”, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield =	D × N 360 − (D × M)	× 100

where

•	“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;
•	“N” means 365 or 366, as the case may be; and
•	“M” means the actual number of days in the applicable interest reset period.

The term “designated CMT index maturity” means the index maturity for CMT rate notes and will be the original period to maturity of a U.S. treasury security — either 1, 2, 3, 5, 7, 10, 20 or 30 years — specified in your pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

The term “designated CMT Reuters screen page” means the Reuters screen page specified in your pricing supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters screen page is so specified, then the applicable page will be the Reuters screen FEDCMT page. If the Reuters screen FEDCMT page applies but your pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union, or any successor union, that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992, or any successor treaty.

“H.15(519)” means the weekly statistical release designated as such published by the Federal Reserve System Board of Governors, or its successor, available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/ h15upd.htm, or any successor site or publication.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update/h15upd.htm, or any successor site or publication.

The term “index currency” means, with respect to LIBOR notes, the currency specified as such in your pricing supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in your pricing supplement.

The term “index maturity” means, with respect to floating rate notes, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in your pricing supplement.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield =	D × 360 360 − (D × M)	× 100

where

•	“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and
•	“M” means the actual number of days in the relevant interest reset period.

The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters screen” means the display on the Reuters 3000 Xtra service, or any successor or replacement service, on the page or pages specified in this prospectus supplement or your pricing supplement, or any successor or replacement page or pages on that service.

“Reuters screen LIBOR page” means the display on the Reuters screen LIBOR01 page or Reuters screen LIBOR02 page, as specified in your pricing supplement, or any replacement page or pages on which London interbank rates of major banks for the relevant index currency are displayed.

“Reuters screen USPRIME1 page” means the display on the Reuters screen page titled “USPRIME1”, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

If, when we use the terms designated CMT Reuters screen page, H.15(519), H.15 daily update, Reuters screen LIBOR page, Reuters screen USPRIME1 page, Reuters screen USAUCTION10 page, Reuters screen USAUCTION11 page, Reuters screen ISDAFIX2 page, Reuters screen COFI/ARMS page, Reuters screen page 5 or Reuters screen, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

UNITED STATES TAXATION

Investors should read carefully the description of material United States federal income tax consequences of owning the debt securities under “United States Taxation” in the accompanying prospectus. It is the opinion of Sullivan & Cromwell LLP, United States tax counsel to The Goldman Sachs Group, Inc., that, CD rate notes, CMS rate notes, CMT rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, prime rate notes, treasury rate notes and 11th district cost of funds rate notes generally will be treated as variable rate notes under the rules described under “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount — Variable Rate Debt Securities” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We, The Goldman Sachs Group, Inc., as the guarantor, and Goldman, Sachs & Co., as the agent, have entered into a distribution agreement with respect to the notes. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission we will pay to the agent will range from 0.050% to 0.900% of the principal amount of the notes, depending on the stated maturity of the notes as specified in your pricing supplement.

We may also sell notes to the agent who will purchase the notes as principal for its own account. In that case, the agent will purchase the notes at a price equal to the issue price specified in your pricing supplement, less a discount. The discount will equal the applicable commission on an agency sale of notes with the same stated maturity.

The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We and The Goldman Sachs Group, Inc. have agreed to jointly and severally indemnify the agent against certain liabilities, including liabilities under the Securities Act.

If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act of 1933.

The purchase price of the notes will be required to be paid in immediately available funds in New York City.

We may appoint agents, other than or in addition to Goldman, Sachs & Co., with respect to the notes. Any other agents will be named in your pricing supplement and those agents will enter into the distribution agreement referred to above. The other agents may be our affiliates or customers or affiliates or customers of The Goldman Sachs Group, Inc. and may engage in transactions with and perform services for us or The Goldman Sachs Group, Inc. in the ordinary course of business. Goldman, Sachs & Co. may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system unless otherwise specified in your pricing supplement. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This prospectus supplement may be used by Goldman, Sachs & Co. or any of our other affiliates in connection with offers and sales of the notes in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we, The Goldman Sachs Group, Inc. or an agent informs you in your confirmation of sale that your notes are being purchased in its original offering and sale, you may assume that you are purchasing your notes in a market-making transaction.

We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under “Plan of Distribution”.

VALIDITY OF THE NOTES AND GUARANTEES

The validity of the notes, including the guarantees endorsed thereon, that may be issued after the date of this prospectus supplement has been passed upon for GS Finance Corp., The Goldman Sachs Group, Inc. and the agent(s) by Sullivan & Cromwell LLP, New York, New York. The opinions of Sullivan & Cromwell LLP were based on assumptions about future actions required to be taken by The Goldman Sachs Group, Inc. and the trustee in connection with the issuance and sale of the notes, about the specific terms of the notes and about other matters that may affect the validity of the notes but which could not be ascertained on the date of those opinions.

Sullivan & Cromwell LLP has in the past represented and continues to represent GS Finance Corp. and Goldman Sachs on a regular basis and in a variety of matters, including offerings of the common stock, preferred stock and debt securities of The Goldman Sachs Group, Inc. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the notes we may issue under our Medium-Term Notes, Series E program.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities they describe, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

GS Finance Corp.

Medium-Term Notes, Series E

fully and unconditionally
guaranteed by

The Goldman Sachs
Group, Inc.

Goldman, Sachs & Co.